Wejo Announces Resignation of Diarmid Ogilvy from Board of Directors MANCHESTER, England and NEW YORK— March 3, 2023 — Wejo Group Limited (NASDAQ: WEJO) (“Wejo” or the “Company”), a global leader in Smart Mobility for Good ™ and cloud and software analytics for connected, electric and autonomous vehicle data, announced that Diarmid Ogilvy has resigned for personal reasons from the Company’s Board of Directors (the “Board”), effective 28th February 2023. “On behalf of the Board and the entire Wejo team, we are immensely grateful to Diarmid for his leadership and the tremendous value he has added over the years. We will work diligently to continue positioning the company he advised and helped grow into what it is today for long-term success,” said Richard Barlow, CEO and co-founder of Wejo. Diarmid Ogilvy stated, “I could not be prouder of the company Wejo is today and the journey we have traveled since its founding. I am delighted to have worked alongside such a driven leadership team and Board. As I step away and pursue other opportunities and charity interests, I remain a significant shareholder and will continue to be a huge cheerleader for Wejo and its ambitions and the contribution it is making to advance the future of Smart Mobility.” Investors and stakeholders should note that Wejo currently announces material information using SEC filings, press releases, public conference calls, and webcasts. In the future, Wejo will continue to use these channels to distribute material information about the Company and may also utilize its website and/or various social media platforms to communicate important information about the Company, key personnel, updated brands and services, trends, novel marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and other stakeholders interested in Wejo to review the information posted on its website, as well as the following social media platforms: LinkedIn, Twitter, and Instagram. About Wejo Wejo Group Limited is a global leader in cloud and software analytics for connected, electric, and autonomous mobility, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. Wejo enables smarter mobility by organizing trillions of data points from 20.8 million vehicles, of which 13.9 million were active on the platform transmitting data in near real-time, and over 94.6 billion journeys globally as of December 31, 2022, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information, and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo has offices in Manchester, UK and in regions where Wejo does business around the world. For more information, visit www.wejo.com or connect with us on LinkedIn, Twitter, and Instagram. Investors: Tahmin Clarke Investor.relations@wejo.com Media: Ben Hohmann Ben.Hohmann@wejo.com